Exhibit 4.28
Dated              27 November 2018

PANTELIS SHIPPING CORP.
ARETI SHIPPING LTD.
LIGHT SHIPPING LTD
as joint and several Borrowers

and

NATIONAL BANK OF GREECE S.A.
as Lender

LOAN AGREEMENT
relating to
a loan facility of up to US$15,000,000
for the purpose of (i) refinancing certain existing indebtedness secured over
m.vs. "PANTELIS" and "TASOS" and
(ii) financing part of the acquisition cost of m.v. "STAR OF NIPPON" (tbr "STARLIGHT")

Index

Clause		Page

1	Interpretation	2
2	Facility	17
3	Drawdown	17
4	Interest	19
5	Interest Periods	20
6	Default Interest	21
7	Repayment and Prepayment	22
8	Conditions Precedent	24
9	Representations and Warranties	25
10	General Undertakings	28
11	Corporate Undertakings	32
12	Insurance	33
13	Ship Covenants	39
14	Security Cover	44
15	Payments and Calculations	46
16	Application of Receipts	47
17	Application of Earnings	48
18	Events of Default	50
19	Fees and Expenses	55
20	Indemnities	56
21	No Set-off or Tax Deduction	58
22	Illegality, etc	59
23	Increased costs	60
24	Set-Off	61
25	Transfers and Changes in Lending Office	62
26	Variations and Waivers	63
27	Notices	64
28	Joint and Several Liability	65
29	BAIL IN	66
30	Supplemental	67
31	Law and Jurisdiction	67
Schedule 1 Drawdown Notice		69
Schedule 2 Condition Precedent Documents		70
Schedule 3 Form of Compliance Certificate		74
Execution Page		76

THIS AGREEMENT is made on              November 2018
PARTIES
(1)
PANTELIS SHIPPING CORP., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia, ARETI SHIPPING LTD. and LIGHT SHIPPING LTD, each a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as joint and several borrowers (together, the "Borrowers") and

(2)	NATIONAL BANK OF GREECE S.A., acting through its branch at 2 Bouboulinas Street and Akti Miaouli, Piraeus 185 35, Greece (as "Lender").
BACKGROUND
The Lender has agreed to make available to the Borrowers a term loan facility in an amount of up to the lesser of (a) $15,000,000 and (b) 55 per cent. of the aggregate Initial Market Value of the Ships, in two advances, for the purpose of:
(i)	refinancing the Existing Indebtedness secured on Ship A and Ship B; and
(ii)	financing part of the Acquisition Cost of Ship C.
OPERATIVE PROVISIONS

1	INTERPRETATION
1.1	Definitions
Subject to Clause 1.5, in this Agreement:
"Acquisition Cost" means, in respect of Ship C,  the purchase price payable by Borrower C to the Seller under the MOA for the acquisition of Ship C;
"Advance" means each of Advance A and Advance B and, in the plural, means both of them;
"Advance A" means the amount which may be drawn by the Borrowers in accordance with Clause 2.1(a) to refinance the Existing Indebtedness or, as the context may require, the principal amount thereof outstanding at any relevant time;
"Advance B" means the amount which may be drawn by the Borrowers in accordance with Clause Error! Reference source not found.(b) to finance part of the Acquisition Cost of Ship C or, as the context may require, the principal amount thereof outstanding at any relevant time;
"Agreed Form" means in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approved procedure specified in any relevant provision of any Finance Document;
"Approved Broker" means each of Arrow Valuations (Arrow Shipbroking Group), Simpson Spence and Young Shipbrokers Ltd, Clarksons Platou, Howe Robinson Partners, Braemer ACM, Intermodal Shipbrokers Co., Allied Shipbroking Inc. and any other company agreed between the Borrowers and the Lender and, in the plural means, two or more of them;
"Approved Charter"means, in relation to a Ship, any time charterparty having a duration (or capable of exceeding a duration) of 12 months or any bareboat charterparty approved by the Lender in form and on terms and conditions in all respects acceptable to the Lender (including, for the avoidance of doubt, a charterer acceptable to the Lender) in respect of such Ship;
"Approved Flag"  means the flag of the Republic of Liberia, the Republic of Cyprus  or such other flag as the Lender may, in its sole and absolute discretion, approve as the flag under which a Ship may be registered;
"Approved Flag State"  means the Republic of Liberia, the Republic of Cyprus or any other country under which the Lender may approve that a Ship be registered;
"Approved Manager" means, in relation to a Ship, Eurobulk Ltd, a corporation incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and having a place of business at 4 Messogiou & Evropis Street, Maroussi 151 24, and/or Eurobulk (Far East) Ltd Philippines, a corporation incorporated in the Philippines, whose registered office and its principal office is at of 10th Floor Maria Natividad Building, 470 T.M Kalaw Cor Cortada Sts, Ermita 1000, Manila, Philippines and/or any other company which the Lender may approve from time to time as the technical and/or commercial manager of that Ship;
"Availability Period" means, in relation to an Advance, the period commencing on the date of this Agreement and ending on:

(a)	31 December 2018 (or such later date as the Lender may agree with the Borrowers); or
(b)	if earlier, the Drawdown Date of that Advance or the date on which the Lender's obligation to make that Advance available is cancelled or terminated;
"Bail-In Action" means the exercise of any Write-down and Conversion Powers;
"Bail-In Legislation": means:
(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;
"Balloon Instalment"  has the meaning given to that term in Clause 7.1(b);
"Basel II Approach" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Capital Accord) adopted (or otherwise followed, wholly or in part) by the Lender (or its Holding Company) for the purposes of implementing or complying with the Basel II Capital Accord;
"Basel II Capital Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement or any other law or regulation which implements the Basel II Capital Accord (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its affiliates);
"Basel II Regulation" means (a) any law or regulation implementing the Basel II Capital Accord or (b) any Basel II Approach adopted by the Lender;
"Basel III Approach" means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel III Capital Accord) adopted by any Lender for the purposes of implementing or complying with the Basel III Capital Accord;
"Basel III Capital Accord" means the "International framework for liquidity risk management, standard and monitoring" published by the Basel Committee on Banking Supervision in December 2010, the "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011 each as amended, supplemented or restated in the form existing at the date of this Agreement or any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III or any other law or regulation which implements the Basel III Capital Accord (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its affiliates);
"Basel III Regulation" means (a) any law or regulation implementing the Basel III Capital Accord or (b) any Basel III Approach adopted by the Lender;
"Borrower" means each of Borrower A, Borrower B and Borrower C and, in the plural, means all of them;

"Borrower A" means Pantelis Shipping Corp., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;
"Borrower B" means Areti Shipping Ltd, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands;
"Borrower C" means Light Shipping Ltd, a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands;
"Borrowers' Equity Portion" means that part of the Existing Indebtedness or the Acquisition Cost, as the case may be, which shall not be funded by either Advance A or Advance B, but shall instead be funded by way of Borrowers' equity;
"Business Day" means a day on which banks are open in London , Athens and Piraeus, and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
"Charterparty Assignment"means a first priority assignment of the rights of a Borrower under any Approved Charter to which such Borrower is a party executed or to be executed by that Borrower in the Agreed Form;
"Code" means the US Internal Revenue Code of 1986;
"Commitment" means $15,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;
"Compliance Certificate" means a certificate in the form set out in Schedule 3 (or in any other Agreed Form) to be provided at the times and in the manner set out in Clause 10.8;
"Contractual Currency" has the meaning given in Clause 20.4;
"Deed of Release" means, in respect of each Existing Agreement, the deed of release and reassignment releasing the relevant Borrower from its obligations under that Existing Agreement and the other Security Documents (as such term is defined in the relevant Existing Agreement), in the Agreed Form;
"Dollars" and "$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means, in relation to an Advance, the date requested by the Borrowers for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;
"Drawdown Notice" means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or requires);
"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Lender and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b);
(i)	all freight, hire and passage moneys;

(ii)	compensation payable to any Borrower or the Lender in the event of requisition of a Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a Ship;
(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire;
(vii)	all monies which are at any time payable to that Borrower in relation to general average contribution; and
(b)
if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vii) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Ship;

"Earnings Account" means, in relation to a Ship, an account in the name of the Borrower owing that Ship with the Lender in Piraeus designated "[name of the Borrower] ‑ Earnings Account", or any other account (with that or another office of the Lender) which is designated by the Lender as the Earnings Account in relation to that Ship for the purposes of this Agreement, and in the plural, means all of them;
"Environmental Claim" means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from a Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"Existing Agreement" means each of Existing Agreement A and Existing Agreement B and, in the plural, means both of them;
"Existing Agreement A" means the loan agreement dated 15 December 2009 (as from time to time amended and/or supplemented) and entered into between Borrower A and the Existing Lender as lender in relation to a term loan facility of (originally) up to $13,000,000;
"Existing Agreement B" means the loan agreement dated 25 June 2014 (as from time to time amended and/or supplemented) and (initially) entered into between Borrower B and Eirini Shipping Ltd. as joint and several borrowers and the Existing Lender as lender in relation to a term loan facility of (originally) up to $16,500,000;
"Existing Indebtedness" means, together the Existing Indebtedness A and the Existing Indebtedness B;
"Existing Indebtedness A" means, at any date, the outstanding Financial Indebtedness of Borrower A on that date under the Existing Agreement A secured on Ship A;
"Existing Indebtedness B" means, at any date, the outstanding Financial Indebtedness of Borrower B on that date under the Existing Agreement B secured on Ship B;
"Existing Lender" means, HSBC Bank PLC;
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Event of Default" means any of the events or circumstances described in Clause 18.1;
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;
"Final Repayment Date"  means, the date falling on the earlier of (i) the date falling on the third anniversary of the Drawdown Date and (ii) 31 December 2021;
"Finance Documents" means:
(a)	this Agreement;

(b)	the Guarantee;
(c)	the General Assignments;
(d)	the Mortgages;
(e)	the Retention Account Pledge;
(f)	the Manager's Undertakings;
(g)	any Charterparty Assignment; and
(h)
any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;
(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within ((a)) to ((e)) if the references to the debtor referred to the other person;

"Financial Year"  means, in relation to each of the Borrowers, the Guarantor and the Group, each period of 1 year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;
"GAAP"  means generally accepted accounting principles in the USA;
"General Assignment" means, in relation to a Ship, a first priority general assignment of the Earnings, the Insurances and any Requisition Compensation in respect of that Ship executed or to be executed by the Borrower owing that Ship, in the Agreed Form and, in the plural, means all of them;
"Group" means, together, the Borrowers, the Guarantor and all consolidated subsidiaries of the Guarantor from time to time and "member of the Group" shall be construed accordingly;

"Guarantor"  means Eurodry Ltd., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands;
"Guarantee" means, a guarantee executed or to be executed by the Guarantor in the Agreed Form;
"Initial Market Value"  means the Market Value of a Ship determined in accordance with paragraph 8 of Schedule 2, Part A;
"Insurances" means, in relation to a Ship:
(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings (if applicable) or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Insured Value" means, in relation to a Ship, the value of the Insurances of that Ship effected pursuant to Clause 12.2 (b).
"Interest Period" means, a period determined in accordance with Clause 5;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation as the same may be amended, supplemented or superseded from time to time;
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
"Lender" means National Bank of Greece S.A., acting through its shipping branch at 2 Bouboulinas Street and Akti Miaouli, Piraeus 185 35, Greece (or through another branch notified to the Borrower under Clause 25.6) or its successor or assign;
"LIBOR" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:
(a)	the applicable Screen Rate; or
(b)
if no Screen Rate is available for that period, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Lender at its request, quoted by the Reference Bank to leading banks in the London Interbank Market, as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in Dollars and for a period comparable to that period, and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;
"Loan" means the principal amount for the time being outstanding under this Agreement;
"Major Casualty" means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $400,000 or the equivalent in any other currency;
"Manager's Undertaking" means, in relation to a Ship, a letter of undertaking executed or to be executed by an Approved Manager in favour of the Lender in the Agreed Form, subordinating the rights of that Approved Manager against that Ship and the Borrower which is the owner thereof to the rights of the Lender under the Finance Documents and, in the plural, means all of them;
"Mandatory Cost" means the cost incurred by the Lender in respect of the Loan (or any part thereof) in complying with any applicable regulations of any relevant regulatory authority;
"Margin" means 3.25 per cent. per annum;
"Market Value"  means the market value of a Ship determined in accordance with Clause 14.5;
"Material Adverse Change" means any event or series of events which, in the opinion of the Lender, has or will have a Material Adverse Effect;
"Material Adverse Effect" means a material adverse effect on:
(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of a Borrower and/or the Guarantor taken as a whole; or
(b)	the ability of a Borrower and/or the Guarantor to comply with or perform any of its obligations or discharge any of its liabilities, under any Finance Document as they fall due.
"Material Adverse Change Letter"  means a letter to be issued by the Borrowers and countersigned by the Guarantor on the Drawdown Date in which they confirm that, as at the first Drawdown Date, there has been no material adverse change in the financial position, state of affairs or prospects of any Borrower or the Guarantor or any other member of the Group since the date of acceptance of the Lender's offer letter (being 7 November 2018) which may affect the compliance by any of them with the provisions of this Agreement and the Finance Documents or the performance of their respective obligations thereunder or the Security itself;
"Minimum Liquidity" has the meaning given in Clause 11.5;
"MOA" means the memorandum of agreement dated 5 November 2018 and entered into between the Seller and Borrower C in respect of the sale of Ship C;
"Mortgage" means, in relation to a Ship, the first priority or as the case may be preferred ship mortgage on that Ship under the applicable Approved Flag, together with any deed of covenant collateral thereto (if applicable), securing the Borrowers' obligations under this Agreement, in the Agreed Form and if, in accordance with the applicable Approved Flag, an amount is required to be expressed in the Mortgage representing the amount secured by the

Mortgage, such amount to be equal to 130 per cent. of the Loan, and, in the plural, means all of them;
"Negotiation Period" has the meaning given in Clause 4.6;
"Payment Currency" has the meaning given in Clause 20.4;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;
(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue and subject, in the case of liens for repair or maintenance, to Clause 13.13 (g);

(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps (having a capped value of $250,000); and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

"Pertinent Document" means:
(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document; and
(c)	any other document contemplated by or referred to in any Finance Document.
"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;
(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Pertinent Matter" means:
(a)	any transaction or matter contemplated by, arising out of, or connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a), and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;
"Pittas Family"  means, together, each of the following:
(a)	Mr. Aristeidis J. Pittas;
(b)	the father, brothers and cousins of Mr. Aristeidis J. Pittas; and
(c)	all the lineal descendants in direct line of Mr. Aristeidis J. Pittas and any of the above persons, and each one of the above shall be referred to as "a member of the Pittas Family";
"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;
"Prohibited Party" means a person, entity or party:
(a)	listed on, or owned or controlled by a person, entity or party listed on any Sanctions list; or
(b)
located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person, entity or party located in or organised under the laws of a country or territory that is the target of country-wide Sanctions as applicable; or

(c)	being at prohibited ports; or
(d)	being otherwise a target of Sanctions; or
(e)	acting or purporting to act on behalf of any of the parties listed in paragraphs (a) and (b) above; or
(f)	with which the Lender is prohibited from dealing or otherwise engaging in any transaction pursuant to OFAC, UN, EU and HMT Sanctions;

"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;
"Reference Bank"  means National Bank of Greece S.A. acting through its branch at 75 King William Street, London EC4N 7BE, England or, such replacement bank as may be appointed by the Lender from time to time;
"Relevant Person" has the meaning given in Clause 18.7;
"Repayment Date" means a date on which a repayment is required to be made under Clause 7;
"Repayment Instalment" has the meaning given to that term in Clause 7.1(a);
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event in respect of a Ship such as is referred to in paragraph (b) of the definition of "Total Loss";
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;
"Retention Account" means an account in the joint names of the Borrowers with the Lender in Piraeus designated "[names of Borrowers] ‑ Retention Account", or any other account (with that or another office of the Lender) which is designated by the Lender as the Retention Account following prior consultation with the Borrowers for the purposes of this Agreement;
"Retention Account Pledge" means a pledge creating security in respect of the Retention Account in the Agreed Form;
"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):
(a)	imposed by law or regulation of Greece, the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or
(b)
otherwise imposed by any law or regulation by which any Security Party or any other member of the Group or any affiliate or any of them is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party or any other member of the Group, any affiliate of any of them.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or if ICE Benchmark Administration Limited ceases to act in the role of administering and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator for LIBOR) for Dollars for the relevant period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers;

"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Cover Ratio" means at any relevant time:
(a)	the aggregate Market Value of the Ships then subject to a Mortgage; plus
(b)	the net realisable value of any additional security previously provided under Clause 14 of this Agreement, expressed as a percentage of the Loan;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means the Guarantor, each Approved Manager and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full;
"Seller" means Scorpio Ocean Limited, a company organised and existing under the laws of the Republic of Cyprus whose registered office is at Kostaki Pantelidi, 1, P.C. 1010, Nicosia, Cyprus;
"Ship" means each of Ship A, Ship B and Ship C and, in the plural means, all of them;
"Ship A" means the 2000-built panamax vessel of 38380 gross tonnage and 25267 net tonnage with IMO number 9207730 currently named "PANTELIS" and registered in the ownership of Borrower A under an Approved Flag (which at the date of this Agreement is the Liberian flag);
"Ship B" means the 2000-built panamax vessel of 39,783 gross tonnage and 25,329 net tonnage with IMO number 9180906 currently named "TASOS" and registered in the ownership of Borrower B under an Approved Flag (which at the date of this Agreement is the Cypriot flag);

"Ship C" means the 75,611 metric tons deadweight Panamax bulk carrier currently registered in the ownership of the Seller under the Cypriot flag with the name "STAR OF NIPPON", which is to be purchased by Borrower C pursuant to the MOA and on delivery registered in the ownership of Borrower C under an Approved Flag with the name "STARLIGHT";
"Total Loss" means in relation to a Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 40 days redelivered to the relevant Borrower's full control;

(c)	any arrest, capture, seizure, condemnation or detention of that Ship (including any hijacking or theft) unless it is within 40 days redelivered to the relevant Borrower's full control;
"Total Loss Date" means:
(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owing that Ship with that Ship's insurers) in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred; and
"Write-down and Conversion Powers" means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.
1.2	Construction of certain terms
In this Agreement:
"administration notice"  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;
"approved" means, for the purposes of Clause 12, approved in writing by the Lender;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter or fax;
"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of a Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax applicable thereto;
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months" shall be construed in accordance with Clause 1.3;
"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;
"parent company" has the meaning given in Clause 1.4;
"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks" means the usual risks covered by a protection and indemnity association being a member of the International Group of P&I Clubs (or any successor organisation), including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;
"subsidiary" has the meaning given in Clause 1.4;
"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;
"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls)(1/10/83) or any equivalent provisions; and
"which is continuing" or "is continuing", an Event of Default and a Potential Event of Default is continuing if it has not been remedied or waived.
1.3	Meaning of "month"
A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:
(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.
1.4	Meaning of "subsidiary"
A company (S) is a subsidiary of another company (P) if:
(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P, and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation
In this Agreement:
(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;
(c)	words denoting the singular number shall include the plural and vice versa; and
(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings
In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
2	FACILITY
2.1	Amount of facility
Subject to the other provisions of this Agreement, the Lender has agreed to make available to the Borrowers a term loan facility in an amount of up to the lesser of (a) $15,000,000 and (b) 55 per cent. of the aggregate Initial Market Value of the Ships, in two advances as follows:
(a)	Advance A shall be in an amount of $6,879,192; and
(b)	Advance B shall be in an amount of $8,120,808.
2.2	Purpose of Advances
The Borrowers undertake with the Lender to use each Advance only for the purposes stated in the preamble to this Agreement and the definition of the relevant Advance.
2.3	Greek Currency Committee
The Loan is granted according to the provisions of the decision no. 187/1/19.10.1978 of the Credits sub-Committee of the Greek Currency Committee relevant to "Banking Transactions with Maritime Enterprises in foreign currency", which was ratified by Deed 142/13/20.11.1978 of the Council of Ministers published in the Government Gazette A No/195/20.11.1978.
3	DRAWDOWN
3.1	Request for Advance
Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Athens time) 1 Business Day prior to the intended Drawdown Date.

3.2	Availability
The conditions referred to in Clause 3.1 are that:
(a)	the Drawdown Date in relation to an Advance has to be a Business Day during the Availability Period;
(b)
each Advance shall be drawn in a single amount which shall not exceed the amount applicable thereto referred to in Clause 2.1 and shall be used for the purpose referred to in the preamble to this Agreement;

(c)	any amount of an Advance not drawn on the Drawdown Date in respect of that Advance shall be cancelled and may not be borrowed by the Borrowers at a later date; and
(d)	the aggregate amount of the Advances shall not exceed the Commitment.
3.3	Drawdown Notice irrevocable
A Drawdown Notice must be signed by a duly authorised person on behalf of each Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.
3.4	Disbursement of Advance
Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance available to the Borrowers; and payment to the Borrowers shall be made to the account which the Borrowers specify in the relevant Drawdown Notice, Provided that the Lender shall be under no obligation to advance an Advance or any part thereof should the Committee of Approval of banking Transactions or any governmental or other body analogous thereto not approve the transfer of funds abroad to refinance the Existing Indebtedness and to finance part of the Acquisition Cost, (for the avoidance of doubt, the Lender shall have no obligation to advance an Advance or any part thereof if at the Drawdown Date of that Advance the disbursement of that Advance violates any law applicable at the time).
3.5	Disbursement of Advance to third party
The payment by the Lender under Clause 3.4 to the account of the Borrowers or the Existing Lender or the Seller (as the case may be) as specified in the relevant Drawdown Notice shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to the Lender in an amount equal to that Advance.
3.6	Prepositioning of funds
Notwithstanding the foregoing provisions of this Clause 3 in the event that an Advance is required to be drawn down prior to the satisfaction of the conditions precedent listed in Schedule 2, Part B, paragraphs 1 to 4 inclusive (the "Relevant Conditions Precedent") remitted to the Existing Lender or the Seller, as the case may be, (the "Relevant Bank"), the Lender may in its absolute discretion agree to remit such amount to the Relevant Bank prior to satisfaction of the Relevant Conditions Precedent Provided that:
(a)	the amount remitted shall be held in an account in the Lender's name and to the order of the Lender;

(b)
such amount will only be released to the Relevant Bank upon satisfaction of the conditions described in the remittance message with which the conditional payment is effected for the transfer of the funds to the Existing Lender or the Seller, as the case may be, including without limitation, (i) written instructions specifying the amount to be released signed on behalf of the Lender by a person named in the Lender's remittance instructions and/or (ii) a copy of the protocol of delivery and acceptance in respect of Ship C in the form agreed between the Seller and Borrower C and duly signed on behalf of the Seller and Borrower C and/or such other documents as the Lender may, at its absolute discretion, agrees to;

(c)
in the event that none of the said amount so remitted is released in accordance with the Lender's instructions or any part thereof is not so released, the money held by the Relevant Bank 5 days (or such longer period as the Lender may, at its absolute discretion, agree to) after its receipt by the Relevant Bank is returned to the account specified in the Lender's remittance instructions;

(d)	the Relevant Conditions Precedent shall be satisfied simultaneously with any release to the Relevant Bank pursuant to (b) above; and
(e)	the Borrowers shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.
4	INTEREST
4.1	Payment of normal interest
Subject to the provisions of this Agreement, interest on an Advance in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.
4.2	Normal rate of interest
Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) LIBOR for that Interest Period and (iii) Mandatory Cost (if any) for that Interest Period.
4.3	Payment of accrued interest
In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.
4.4	Notification of market disruption
The Lender shall promptly notify the Borrowers if for any reason the Reference Bank does not provide a rate or both the Lender and the Reference Bank are unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period or if the Screen Rate for that Interest Period is lower than the cost of funding of the Lender for the same period, stating the circumstances which have caused such notice to be given.
4.5	Suspension of drawdown
If the Lender's notice under Clause 4.4 is served before an Advance is made, the Lender's obligation to make that Advance available shall be suspended while the circumstances referred to in the Lender's notice continue.

4.6	Negotiation of alternative rate of interest
If the Lender's notice under Clause 4.4 is served after an Advance is made, the Borrowers and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund that Advance during the Interest Period concerned.
4.7	Application of agreed alternative rate of interest
Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.
4.8	Alternative rate of interest in absence of agreement
If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Advance plus the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.
4.9	Notice of prepayment
If the Borrowers do not agree with an interest rate set by the Lender under Clause 4.8, the Borrowers may give the Lender not less than 15 Business Days' notice of their intention to prepay at the end of the interest period set by the Lender.
4.10	Prepayment
A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.
4.11	Application of prepayment
The provisions of Clause 7 shall apply in relation to the prepayment.
5	INTEREST PERIODS
5.1	Commencement of Interest Periods
The first Interest Period applicable to an Advance shall commence on the Drawdown Date of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
5.2	Duration of normal Interest Periods
Subject to Clauses 5.3 and 5.4, each Interest Period shall be:
(a)	1, 2, 3, 6 or 12 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or
(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	such other period requested by the Borrowers and accepted by the Lender in its sole discretion which is less than 12 months.
5.3	Duration of Interest Periods for Repayment Instalments
In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
5.4	Non-availability of matching deposits for Interest Period selected
If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 3 months, the Lender notifies the Borrowers by 10.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.
6	DEFAULT INTEREST
6.1	Payment of default interest on overdue amounts
If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 6.1) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender, on the due date for payment and thereafter on 30 June and 31 December in each calendar year. Each of such periods for the calculation of interest (other than the first, which shall commence on the due date for payment) shall commence on the last day of the preceding period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) 2 per cent. per annum, (b) the Margin, (c) LIBOR and (d) Mandatory Cost, if any, for such period. Such interest shall be due and payable on 30 June and 31 December in each calendar year and each such day shall, for the purposes of this Agreement, be treated as the final day of an Interest Period in respect of that amount. The Borrowers hereby specifically acknowledge and agree that the rate of default interest payable pursuant to this Clause 6.1 on any amount which is not paid on its due date shall be the aggregate (as determined by the Lender) of (a) 2 per cent. per annum, (b) the Margin, (c) LIBOR and (d) Mandatory Cost, if any, for the relevant period and that such interest shall also be determined and payable on 30 June and 31 December in each calendar year.  If, for the reasons specified in Clause 4.4, the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 6.1, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be 2 per cent per annum above the aggregate of (i) the Margin and (ii) the cost of funds to the Lender.
6.2	Notification of interest periods and default rates
The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.1 and of each period selected by it.
6.3	Payment of accrued default interest
Subject to the other provisions of this Agreement, any interest due under this Clause 6 shall be paid on the last day of the period by reference to which it was determined.

6.4	Compounding of default interest
Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7	REPAYMENT AND PREPAYMENT
7.1	Amount of repayment instalments
The Borrowers shall repay the Loan:
(a)	12 consecutive quarterly instalments, in the amount of $700,000 each (each a "Repayment Instalment" and together, the "Repayment Instalments"); and
(b)	together with the twelfth Repayment Instalment, a balloon instalment in the amount of $6,600,000 (the "Balloon Instalment"),
Provided that if the amount drawn down is less than $15,000,000, the Repayment Instalments and the Balloon Instalment will be reduced pro rata by an amount equal to the undrawn amount of the Loan.
7.2	Repayment Dates
The first Repayment Instalment shall be repaid three months after the Drawdown Date of Advance A, each subsequent Repayment Instalment shall be repaid at quarterly intervals thereafter and the last Repayment Instalment together with the Balloon Instalment shall be repaid on the Final Repayment Date.
7.3	Final Repayment Date
On the Final Repayment Date, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.
7.4	Voluntary prepayment
Subject to the following conditions, the Borrowers may prepay, without premium or penalty, the whole or any part of any Advance on the last day of an Interest Period.
7.5	Conditions for voluntary prepayment
The conditions referred to in Clause 7.4 are that:
(a)	a partial prepayment shall be $100,000 or an integral multiple of $100,000 or any other amount as the Lender may agree with the Borrowers;
(b)	the Lender has received from the Borrowers at least 10 days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and
(c)
the Borrowers have provided evidence satisfactory to the Lender that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with.

7.6	Effect of notice of prepayment
A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.
7.7	Mandatory prepayment
The Borrowers shall be obliged to prepay the Relevant Amount if a Ship is sold or becomes a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer thereof; or
(b)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss,
Provided that if no Event of Default has occurred which has not been remedied , any remaining proceeds of the sale or Total Loss of a Ship after the prepayment referred to in paragraphs (a) and (b) above has been made together with all other amounts that are payable on any such prepayment pursuant to the Finance Documents shall be paid to the Borrower that owned the relevant Ship or to any other person appearing to be entitled to it. For the avoidance of doubt, if at the time of sale or Total Loss of a Ship an Event of Default has occurred and is continuing, the Borrowers shall prepay such part of the Loan as the Lender may require at the time.
(c)	In this Clause 7.7, "Relevant Amount" means an amount equal to the higher of:
(i)	the Loan multiplied by a fraction whose:
(A)	numerator is the sale price (in case of a sale) or the Insured Value (in case of Total Loss), as the case may be, of the Ship being sold or which has become a Total Loss; and
(B)
denominator is the aggregate of (i) the sale price or Insured Value, as the case may be, of the Ship being sold or which has become a Total Loss and (ii) the Market Value of the other Ships then subject to a Mortgage; and

(ii)
an amount, which after giving credit for the amount of the prepayment made pursuant to this Clause 7.7, results in the Security Cover Ratio being equal to the higher of (A) the Security Cover Ratio which needs to be maintained pursuant to Clause 14.1, (B) the Security Cover Ratio which applied immediately prior to the date of sale or the Total Loss Date for the Ship which has been sold or become a Total Loss and (C) 125 per cent..

7.8	Amounts payable on prepayment
A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment
Each partial prepayment shall be applied pro rata against the Repayment Instalments and the Balloon Instalment specified in Clause 7.1.
7.10	No reborrowing
No amount repaid or prepaid may be reborrowed.
8	CONDITIONS PRECEDENT
8.1	Documents, fees and no default
The Lender's obligation to make an Advance available is subject to the following conditions precedent:
(a)	that, on or before the service of the first Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;
(b)	that, on each Drawdown Date but prior to the making of any Advance, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;
(c)
that, on or before the service of each Drawdown Notice, the Lender has received payment of the arrangement fee referred to in Clause 19.1 and has received payment of the expenses referred to in Clause 19.2; and

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Advance;
(ii)
the representations and warranties in Clause 9.1 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading in any respect if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and
(iv)	there has been no Material Adverse Change; and
(e)
that, if the ratio set out in Clause 14.1 were applied immediately following the making of the an Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrowers prior to the Drawdown Date.

8.2	Waiver of conditions precedent
If the Lender, at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date applicable to that Advance (or such longer period as the Lender may specify).
9	REPRESENTATIONS AND WARRANTIES
9.1	General
Each Borrower represents and warrants to the Lender as follows (the representations and warranties in this Clause 9 shall survive the execution of this Agreement and shall be deemed repeated throughout the Security Period on the last day of each Interest Period with respect to the facts and circumstances then existing).
9.2	Status
Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia or the Republic of the Marshall Islands, as the case may be.
9.3	Share capital and ownership
Each Borrower has an authorised share capital divided into 500 registered shares of par value of US$0.01 each, all of which shares have been issued in registered form. The legal title and beneficial ownership of all those shares is held by the Guarantor, in each case free of any Security Interest (other than any Permitted Security Interest) or other claim.
9.4	Corporate power
Each Borrower (and in the case of paragraph (a) below Borrower C has) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the MOA and to purchase and pay for Ship C;
(b)	to execute the Finance Documents to which that Borrower is a party; and
(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.
9.5	Consents in force
All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.
9.6	Legal validity; effective Security Interests
The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):
(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.
9.7	No third party Security Interests
Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:
(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (other than any Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts
The execution by (i) each Borrower of each Finance Document to which it is a party, and (ii) Borrower C of the MOA, and the borrowing by each Borrower of the Loan (or any part thereof), and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation in any Pertinent Jurisdiction; or
(b)	the constitutional documents of any Borrower; or
(c)	any contractual or other obligation or restriction which is binding on any Borrower or any of its assets.
9.9	No withholding taxes
All payments which each Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.
9.10	No default
No Event of Default or Potential Event of Default has occurred.
9.11	Information
All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no Material Adverse Change in the financial position or state of affairs of any Borrower or the Guarantor or any other member of the Group from that disclosed in the latest of those accounts.
9.12	No litigation
No legal or administrative action involving a Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any

Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect on a Borrower's or any Security Party's financial position or profitability.
9.13	Compliance with certain undertakings
At the date of this Agreement, the Borrowers are in compliance with Clauses 10.2, 10.4 and 10.9, 10.10 and 10.12.
9.14	Taxes paid
Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.
9.15	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.
9.16	No money laundering
Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan (or any part thereof), the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which each Borrower is a party, each Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).
9.17	Sanctions
(a)	No Borrower nor any Security Party:
(i)	is a Prohibited Party;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Party;
(iii)	owns or controls a Prohibited Party;
(iv)	has a Prohibited Party serving as a director, officer or, to the best of its knowledge, employee; or
(v)	is domiciled or incorporated in any of the restricted countries.
(b)
No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(c)	Each Security Party and each other member of the Group and each affiliate of any of them is in compliance with all Sanctions.
9.18	Validity and completeness of the MOA
The copy of the MOA delivered to the Lender before the date of this Agreement is a true and complete copy and:
(a)	it constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms subject to any relevant insolvency laws affecting creditors' rights generally;
(b)
no amendments or additions to it have been agreed (other than those notified to the Lender prior to the date of this Agreement) nor has any of the parties thereto waived any of their respective rights thereunder; and

(c)	it has not been cancelled, terminated, rescinded or suspended or otherwise has ceased to remain in force for any reason.
9.19	No rebates etc.
There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to Borrower C, the Seller or a third party in connection with the purchase by Borrower C of Ship C, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.
10	GENERAL UNDERTAKINGS
10.1	General
Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit (and in the case of Clause 10.3, such permission to be in writing).
10.2	Title; negative pledge and pari passu ranking
Each Borrower will:
(a)
hold the legal title to, and own the entire direct beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created or permitted by the Finance Documents and the effect of assignments contained in the Finance Documents;

(b)	not create or permit to arise any Security Interest over any other asset, present or future; and
(c)
ensure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets
No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of a Ship as to which Clause 13.13 applies.
10.4	No other liabilities or obligations to be incurred
No Borrower will incur any liability or obligation except (i) in the case of Borrower C liabilities and obligations under the MOA, (ii) liabilities and obligations under the Finance Documents to which it is a party and (iii) liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship owned by it Provided that they have been fully subordinated to the Lender's rights under the Finance Documents on terms acceptable to the Lender.
10.5	Information provided to be accurate
All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.
10.6	Provision of financial statements
The Borrowers will send, or procure there are sent, to the Lender:
(a)
as soon as possible, but in no event later than 120 days after the end of each Financial Year of each Borrower and the Guarantor, the individual management accounts of each Borrower and the consolidated audited annual financial statements of the Group for that Financial Year (commencing with the unaudited management accounts or the audited financial statements (as the case may be) for the Financial Year which ended on 31 December 2018 in respect of the Borrowers and on 31 December 2018 in respect of the Guarantor);

(b)
as soon as possible, but in no event later than 90 days after the end of each 6-month period ending on 30 June and 31 December in each Financial Year of each Borrower or, as the case may be, the Guarantor, the semi-annual individual unaudited management accounts in respect of each Borrower or, in the case of the Guarantor, the semi-annual consolidated unaudited financial statements of the Group, in each case, for that 6-month period (commencing with the management accounts for the 6-month period ending on 30 June 2018 in respect of each Borrower and the financial statements for the period ending on 30 June 2018 in respect of the Guarantor), duly certified as to their correctness by the chief financial officer of the Guarantor;

(c)	from time to time, and on demand such financial or other information relating to the Borrowers, the Guarantor, the Group and/or a Ship as may be requested by the Lender.
10.7	Form of financial statements
All accounts (audited and unaudited) delivered under Clause 10.6 will:
(a)	be prepared in accordance with GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrowers, the Guarantor and the Group at the date of those accounts and of their profit for the period to which those accounts relate; and
(c)	fully disclose or provide for all significant liabilities of each Borrower, the Guarantor and the Group.
10.8	Compliance Certificate
(a)	The Borrowers shall supply to the Lender, together with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 10.6, a Compliance Certificate.
(b)
Each Compliance Certificate shall be duly signed by the chief financial officer of the Guarantor and two directors of the Borrowers, evidencing the Guarantor's compliance with the financial covenants set out in the Guarantee.

10.9	Shareholder and creditor notices
Each Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower's creditors or any class of them.
10.10	Consents
Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:
(a)	in the case of Borrower C, to perform its obligations under the MOA;
(b)	for that Borrower to perform its obligations under any Finance Document to which it is a party;
(c)	for the validity or enforceability of any Finance Document to which it is a party;
(d)	for the validity or enforceability of the MOA; and
(e)	for that Borrower to continue to own and operate the Ship owned by it, and that Borrower will comply with the terms of all such consents.
10.11	Maintenance of Security Interests
Each Borrower will:
(a)	at its own cost, do all that it can to ensure that any Finance Document, validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.12	Notification of litigation
Each Borrower will promptly provide the Lender with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.
10.13	Principal place of business
Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in clause 27.2(a) and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the Unites States or the United Kingdom.
10.14	Confirmation of no default
Each Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by a director of that Borrower and which:
(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
10.15	Notification of default
Each Borrower will notify the Lender as soon as that Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will keep the Lender fully up‑to‑date with all developments.
10.16	Provision of further information
Each Borrower will, promptly after receiving the Lender's request, provide the Lender with any additional financial or other information relating:
(a)	to that Borrower, the Guarantor, the Ship owned by it, the Earnings or the Insurances; or
(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Lender at any time.
10.17	"Know your customer" checks
If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower or any Security Party after the date of this Agreement; or
(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
10.18	No amendment to the MOA
Borrower C will not agree to any amendment or supplement to, or waive or fail to enforce, the MOA or any of its provisions.
11	CORPORATE UNDERTAKINGS
11.1	General
Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.
11.2	Maintenance of status
Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of Liberia or the Republic of the Marshall Islands, as the case may be.
11.3	Negative undertakings
No Borrower will:
(a)	carry on any type of business other than the ownership, chartering and operation of the Ship owned by it; or
(b)	pay any dividend if an Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the payment of that dividend; or
(c)	make any other form of distribution or effect any form of redemption, purchase or return of share capital; or
(d)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length. Any shareholder loans, intercompany loans, affiliate loans and third party loans to any Borrower shall be fully subordinated to the rights of the Lender under this Agreement and the Finance Documents, on terms satisfactory to the Lender in its sole discretion;
(e)
open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents (including, without limitation, the Earnings Accounts and the Retention Account);

(f)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;
(g)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;
(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation;
(i)	acquire any vessel other than the Ship owned by it; or
(j)
incur any Financial Indebtedness, other than (i) in the ordinary course of owning and operating the Ship owned by it, (ii) as otherwise contemplated pursuant to this Agreement and the other Finance Documents and (iii) at all times until the Drawdown Date the Existing Indebtedness.

11.4	Financial Developments
Without prejudice to the obligations of the Borrowers pursuant to Clause 11.3, each Borrower shall promptly inform the Lender of all major financial developments affecting any Borrower, the Guarantor or any member of the Group, including but not limited to the purchase or sale of any vessel other than the Ships and the creation of any Financial Indebtedness other than in accordance with the terms of this Agreement.
11.5	Minimum Liquidity
Each Borrower shall maintain in its Earnings Account, from the Drawdown Date and at all times thereafter during the Security Period, a free cash deposit in an amount of not less than $300,000 (the "Minimum Liquidity").
12	INSURANCE
Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 from the Drawdown Date of the Advance relative to its Ship at all times during the Security Period except as the Lender may otherwise permit.

12.1	Maintenance of obligatory insurances
Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:
(a)	fire and usual marine risks (including, without limitation, hull and machinery and excess risks);
(b)	war risks (including, without limitation, terrorism, piracy and confiscation);
(c)
protection and indemnity risks (including liability for oil pollution, excess war risk P&I cover and the proportion (if any) of any collision liability not covered under the terms of the hull cover) on standard club rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations ("IGA") (or, if IGA ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance acceptable to the Lender);

(d)	freight, demurrage and defence risks; and
(e)
any other risks against which the Lender, having regard to practices and other circumstances prevailing at the relevant time, may request from time to time and which, in the opinion of the Lender, are reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

12.2	Terms of obligatory insurances
Each Borrower shall effect such insurances:
(a)	in Dollars;
(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship owned by it and (ii) an amount which, when aggregated with the amount for which the other Ships then subject to a Mortgage are insured pursuant to this Clause, is equal to 125 per cent. of the Loan;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;
(e)	on approved terms; and
(f)
through first class approved brokers and with first class approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.3	Further protections for the Lender
In addition to the terms set out in Clause 12.3, each Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Lender (in such form as it requires) that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)
in the case of any obligatory insurances against any risks other than protection and indemnity risks, and whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;
(f)	provide that the Lender may make proof of loss if that Borrower fails to do so;
(g)	provide that the Lender will be notified promptly in case of any material changes to the obligatory insurances which adversely affects the interest of the Lender; and
(h)
provide that if any obligatory insurance is cancelled, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, or lapse shall not be effective for 14 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation or lapse.

12.4	Renewal of obligatory insurances
Each Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance:

(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);
(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.5	Copies of policies; letters of undertaking
Each Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and with a letter or letters or undertaking in a form approved by the Lender and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.2;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;
(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions;

(e)
if the insurances form part of a fleet cover they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship owned by it or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts,; and

(f)
they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts for 14 days (or 7 days in the case of war risks) after the receipt by the Lender of a prior written notice and they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.6	Copies of certificates of entry
Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:
(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;
(c)
where required to be issued under the terms of insurance/indemnity provided by that Borrower's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Borrower in relation to the Ship owned by it in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.
12.7	Deposit of original policies
Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances effected by it are effected or renewed.
12.8	Payment of premiums
Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.
12.9	Guarantees
Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
12.10	Compliance with terms of insurances
No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)
each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.6(c)) if applicable) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)
no Borrower shall make any changes relating to the classification or classification society or any manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
each Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
12.11	Alteration to terms of insurances
No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance without the Lender's prior written consent (such consent not to be unreasonably withheld).
12.12	Settlement of claims
No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the Lender's prior consent, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances in accordance with the Finance Documents.
12.13	Provision of copies of communications
Each Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between that Borrower and:
(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls;
(ii)
any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(iii)	a claim in an amount higher than $400,000 under the obligatory insurances of the Ship owned by it.
12.14	Provision of information
In addition, each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances, and each Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a), Provided that at all times where (i) no Event of Default has occurred and is continuing and (ii) no alterations to the obligatory insurances and/or the insurers of the Ships have been made, the Borrowers will only bear the costs of such insurance reports once per year).
12.15	Mortgagee's interest, additional perils
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance in an amount equal to 115 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and each Borrower shall, following a 5 Business Days' prior written demand and the receipt  of appropriate vouchers and/or invoices, fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
12.16	Review of insurance requirements
The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting any Borrower or the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which any Borrower may be subject), and may, prior to the occurrence of an Event of Default which is continuing and provided that no alterations to the terms of the obligatory insurances and/or the insurers of the Ships have been made, appoint insurance consultants in relation to this review at the cost of the Borrowers.
12.17	Modification of insurance requirements
The Lender shall notify the Borrowers of any proposed modification under Clause 12.11 to the requirements of this Clause 12 which the Lender (acting reasonably) consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 12 and shall bind the Borrowers accordingly.
12.18	Compliance with mortgagee's instructions
The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Borrower owing that Ship, implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.17.
13	SHIP COVENANTS
13.1	General
Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 from the Drawdown Date of the Advance relative to its Ship at all times during the Security Period except as the Lender may otherwise permit in writing.

13.2	Ship's name and registration
Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.
13.3	Repair and classification
Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first‑class ship ownership and management practice;
(b)	so as to maintain the highest class with a first class classification society (which is a member of IACS acceptable to the Lender) free of overdue recommendations and conditions affecting class; and
(c)
so as to comply with all laws and regulations applicable to vessels registered under the applicable Approved Flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and shall provide evidence acceptable to the Lender, upon the Lender's request, that its Ship maintains such class.
13.4	Classification society undertaking
Each Borrower shall or shall procure that the Approved Manager shall instruct the classification society referred to in Clause 13.3 (and procure that the classification society undertakes with the Lender):
(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to that Ship;
(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:
(i)	receives notification from that Borrower or any other person that that Ship's classification society is to be changed; or
(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society; and

(d)	following receipt of a written request from the Lender:
(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

13.5	Modification
No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of that Ship or materially reduce its market value.
13.6	Removal of parts
No Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage  Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.
13.7	Surveys
Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.
13.8	Inspection
Each Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all times (with the cost of such inspections being for the account of that Borrower) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that until the occurrence of an Event of Default which is continuing the Borrowers shall incur the costs of not more than one (1) inspection per Ship annually.
13.9	Prevention of and release from arrest
Each Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances, and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release promptly and in any event by no later than three (3) Business Days, by providing bail or otherwise as the circumstances may require.
13.10	Compliance with laws etc.
Each Borrower shall and shall procure that the Approved Manager shall:
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any Pertinent Jurisdiction including but not limited to the ISM Code and the ISPS Code; and
(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Lender has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.11	Provision of information
Each Borrower shall promptly provide the Lender with any information which it reasonably requests regarding:
(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;
(d)	any towages and salvages; and
(e)	its compliance, the Approved Manager's and the compliance of the Ship owned by it with the ISM Code and the ISPS Code, and, upon the Lender's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Borrower's or the Approved Manager's Document of Compliance.
13.12	Notification of certain events
Each Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with in accordance with its terms;
(d)
any arrest or detention of the Ship owned by it which is not lifted within forth eight (48) hours, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;
(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and that Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Borrower's, the Approved Manager's or any other person's response to any of those events or matters.
13.13	Restrictions on chartering, appointment of managers etc.
No Borrower shall, in relation to the Ship owned by it:
(a)	let that Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which is equal to or exceeds, or which by virtue of any optional extensions may be equal to or exceed, 12 months;
(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;
(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;
(f)	de‑activate or lay up that Ship; or
(g)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $400,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

13.14	Notice of Mortgage
Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority or preferred (as the case may be) mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that the Ship is mortgaged by that Borrower to the Lender.
13.15	Sharing of Earnings
No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing agreed at arm's length under a charter party provided that it is not a part of any pool arrangement, in which case the Lender's prior written consent will be required.
13.16	Charterparty Assignment
If any Borrower enters into:
(a)
an Approved Charter, that Borrower shall at the request of the Lender execute in favour of the Lender (and register, if applicable) a Charterparty Assignment in respect of such Approved Charter and shall deliver to the Lender any documents in relation thereto which the Lender may require; or

(b)
a bareboat or demise charter, that Borrower shall at the request of the Lender execute in favour of the Lender a Charterparty Assignment and/ or a tripartite agreement (as the Lender may require) and shall deliver to the Lender such other documents, including, without limitation documents in respect of the relevant bareboat charterer, equivalent to those referred to at paragraphs 3, 4 and 5 of Part A and paragraph 10 of Part B of Schedule 2 hereof as the Lender may require.

13.17	ISPS Code
Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by that Borrower and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for that Ship an ISSC; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
13.18	Trading certificates
Each Borrower shall ensure that it and the Ship owned by it shall maintain at all times unexpired and valid certificates required for the trading of that Ship and procure that the Approved Managers will comply with the requirements of this Clause 13.18.
14	SECURITY COVER
14.1	Minimum required security cover
Clause 14.2 applies if the Lender notifies the Borrowers that the Security Cover Ratio is below 125 per cent. of the Loan.

14.2	Provision of additional prepayment
If the Lender serves a notice on the Borrowers under Clause 14.1, the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 30 days after the date on which the Lender's notice is served under Clause 14.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party (acceptable to the Lender) has provided, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Lender may approve or require, in its absolute discretion (including, without limitation, cash pledged in favour of the Lender and/or first preferred mortgage over a collateral vessel).
14.3	Meaning of additional security
In Clause 14.2 "security" means a Security Interest over an asset or assets (whether securing the Borrower's liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrowers' liabilities under the Finance Documents.
14.4	Requirement for additional documents
The Borrowers shall not be deemed to have complied with Clause 14.2 above until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 2, Part A and such legal opinions in terms acceptable to the Lender from such lawyers as they may select.
14.5	Valuation of Ship
The Market Value of a Ship at any date is that shown by a valuation prepared:
(a)	as at a date not more than 30 days previously;
(b)	by an Approved Broker appointed by the Lender;
(c)	in Dollars;
(d)	with or without physical inspection of that Ship (as the Lender may require); and
(e)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer free of any existing charter or other contract of employment.

14.6	Value of additional vessel security
The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.5 and if in the form of freely available Dollars in cash it will be valued on a dollar for dollar basis.

14.7	Valuations binding
Any valuation under Clause 14.2, 14.5 or 14.6 shall (absent manifest error) be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.
14.8	Provision of information
The Borrowers shall promptly provide the Lender and any Approved Broker or expert acting under Clause 14.5 or 14.6 with any information which the Lender or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lender (or the expert appointed by it) considers prudent.
14.9	Payment of valuation expenses
Without prejudice to the generality of the Borrowers' obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any Approved Broker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.
14.10	Frequency of Valuations
The Borrowers acknowledge and agree that the Lender may commission valuations of a Ship at such times as the Lender shall deem necessary (in its absolute discretion) and, in any event, not less often than once during each 12 month period of the Security Period .
14.11	Application of prepayment
Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2.
15	PAYMENTS AND CALCULATIONS
15.1	Currency and method of payments
All payments to be made by any Borrower to the Lender under a Finance Document shall be made to the Lender:
(a)	by not later than 14.00 a.m. (Athens time) on the due date; and
(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement).

15.2	Payment on non-Business Day
If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph ((a)) at the rate payable on the original due date.
15.3	Basis for calculation of periodic payments
All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
15.4	Lender accounts
The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.
15.5	Accounts prima facie evidence
If the account maintained under Clause 15.4 shows an amount to be owing by the Borrowers or a Security Party to the Lender, that account shall absent manifest error be prima facie evidence that that amount is owing to the Lender.
16	APPLICATION OF RECEIPTS
16.1	Normal order of application
Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;
(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under the Finance Documents;
(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;
(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;
(e)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a), 16.1(b), 16.1(c) and 16.1(d);

(f)	SIXTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Variation of order of application
Following the occurrence of an Event of Default, the Lender may, by notice to the Borrowers and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.
16.3	Notice of variation of order of application
The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
16.4	Appropriation rights overridden
This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.
17	APPLICATION OF EARNINGS
17.1	Payment of Earnings
Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings are paid to the relevant Earnings Account.
17.2	Monthly retentions
Each Borrower undertakes with the Lender to ensure that, in each calendar month of the Security Period (after the Drawdown Date) on such dates as the Lender may from time to time specify, there is transferred to the Retention Account out of the Earnings received in the Earnings Accounts during the preceding calendar month:
(a)	one‑third of the amount of the Repayment Instalment falling due under Clause 7 on the next Repayment Date; and
(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement, and if the Borrowers delay the transfer of the above amounts to the Retention Account, the Lender is hereby authorised to effect such transfer.
The "relevant fraction" is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

17.3	Shortfall in Earnings
If the aggregate Earnings received in the Earnings Account are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 17.2, the Borrowers shall make up the amount of the insufficiency on demand from the Lender; but, without thereby prejudicing the Lender's right to make such demand at any time, the Lender may permit the Borrowers to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 17.2 from the Earnings received in the next or subsequent months.
17.4	Application of retentions
Until an Event of Default or a Potential Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with Clause 15.1 so much of the balance on the Retention Account as equals:
(a)	the Repayment Instalment due on that Repayment Date; or
(b)	the amount of interest payable on that interest payment date, in discharge of the Borrowers' liability for that Repayment Instalment or that interest.
17.5	Interest accrued on Retention Account
Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain on the Retention Account.
17.6	No release of accrued interest
Interest accruing under Clause 17.5 shall be credited to the Retention Account and shall be applied towards repayment of the Loan but shall not be released to the Borrower until the end of the Security Period.
17.7	Location of accounts
The Borrowers shall promptly:
(a)	comply with any requirement of the Lender as to the location or re‑location of the Earnings Accounts and the Retention Account (or any of them); and
(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts and the Retention Account.

17.8	Debits for expenses etc.
The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Accounts, after notifying the Borrowers, in order to discharge any amount due and payable to it under Clause 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20.

17.9	Borrowers' obligations unaffected
The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.4) do not affect:
(a)	the liability of any Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of any Borrower or any Security Party under any Finance Document.
17.10	Release of surplus
Any amount remaining to the credit of an Earnings Account following the making of any payments required under this Agreement shall, unless an Event of Default has occurred and is continuing, be released to or to the order of the Borrowers and may (for the avoidance of doubt) be withdrawn from that Earnings Account.
18	EVENTS OF DEFAULT
18.1	Events of Default
An Event of Default occurs if:
(a)
A Borrower or any Security Party fails to pay when due or if so payable on demand 2 Business Days following the date on which the written demand is served, any sum payable under a Finance Document or under any document relating to a Finance Document unless such failure to pay is caused by an administrative or technical error or any disruption event in the payment/communication system which is beyond the control of the Borrowers, in which case the Borrowers shall rectify such error within three (3) Business Days; or

(b)	any breach occurs of Clause 8.2, 9.16, 9.17, 10.2, 10.3, 10.4, 11.2, 11.3, 12, 13.2, 13.10, 13.13 or 14.2 or clause 11.13 of the Guarantee; or
(c)
any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) which in the opinion of the Lender, is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in any Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within by paragraph (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Borrower or the Guarantor:
(i)	any Financial Indebtedness of a Borrower or the Guarantor is not paid when due or, if so payable, on demand; or

(ii)
any Financial Indebtedness of a Borrower or the Guarantor becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Borrower or the Guarantor is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Borrower or the Guarantor ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Borrower or the Guarantor becomes enforceable;
Provided that in respect of the Guarantor, no Event of Default under this Clause 18.1 (f) shall occur if the aggregate amount of the Financial Indebtedness falling within paragraphs (i) to (v) above is less than $1,000,000 (or its equivalent in any other currency or currencies); or
(g)	any of the following occurs in relation to a Borrower or the Guarantor:
(i)	a Borrower or the Guarantor becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or
(ii)
any assets of a Borrower or the Guarantor are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order in respect of a sum of, or sums aggregating, $400,000 (or $1,000,000 in the case of the Guarantor) or more or the equivalent in another currency unless such execution, attachment, arrest, sequestration or distress is being contested in good faith and on substantial grounds and is discussed or withdrawn within thirty (30) days of the occurrence thereof; or

(iii)	any administrative or other receiver is appointed over any asset of a Borrower or the Guarantor; or
(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Borrower or the Guarantor; or
(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Borrower or the Guarantor is insolvent or likely to become insolvent is made by that Borrower or the Guarantor or by the directors of that Borrower or the Guarantor or, in any proceedings, by a lawyer acting for that Borrower or the Guarantor; or

(vi)
a provisional liquidator is appointed in respect of a Borrower or the Guarantor, a winding up order is made in relation to a Borrower or the Guarantor or a winding up resolution is passed by a Borrower or the Guarantor; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Borrower or the Guarantor, (bb) the members or directors of a Borrower or the Guarantor, (cc)

a holder of Security Interests which together relate to all or substantially all of the assets of a Borrower or the Guarantor, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that Borrower or the Guarantor or the appointment of a provisional liquidator or administrator in respect of that Borrower or the Guarantor, or that Borrower or the Guarantor ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Borrower or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or
(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Borrower or the Guarantor (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Borrower or the Guarantor) for the winding up of a Borrower or the Guarantor or the appointment of a provisional liquidator or administrator in respect of a Borrower or the Guarantor in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) that Borrower or the Guarantor will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Borrower or the Guarantor or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that Borrower or the Guarantor, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Borrower or the Guarantor is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or
(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)
it appears to the Lender that, without its prior written consent, a change has occurred or probably has occurred after the date of this Agreement in (i) the ultimate beneficial ownership of the shares in the Approved Manager or (ii) the legal ownership or any of the shares in a Borrower; or

(k)
without the Lender's prior written consent the Pittas Family (either directly and/or indirectly through companies beneficially owned by any member of the Pittas Family) cease to own and control (directly or indirectly) in aggregate at least 20 per cent. of the share capital of the Guarantor or a Borrower; or

(l)	members pf the Pittas family cease to be directly or indirectly involved in the management of the Guarantor or the management of a Ship; or
(m)	Mr Aristeidis Pittas ceases to be the Chief Executive Officer or Chairman of the Guarantor; or
(n)
any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(p)
any consent necessary to enable a Borrower to own, operate or charter the Ship owned by it or to enable a Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or the MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(q)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a change in the financial position, state of affairs or prospects of any Relevant Person which may have a Material Adverse Effect; or
(ii)	any accident or other event involving a Ship,
in the light of which the Lender considers that there is a significant risk that the Borrowers or the Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default
On, or at any time after, the occurrence of an Event of Default which is continuing the Lender may:
(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are cancelled; and/or
(b)
serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.
18.3	Termination of obligations
On the service of a notice under Clause 18.2(a), all the obligations of the Lender to the Borrowers under this Agreement shall be cancelled.
18.4	Acceleration of Loan
On the service of a notice under Clause 18.2(b), or as the case may be, the part of the Loan specified in the notice together with all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
18.5	Multiple notices; action without notice
The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
18.6	Exclusion of Lender liability
Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to a Borrower or a Security Party:
(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender's own officers and employees or ( as the case may be) such receiver's or manager's own partners or employees.

18.7	Relevant Persons
In this Clause 18 a "Relevant Person" means a Borrower, a Security Party and any other member of the Group.
18.8	Interpretation
In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) "petition" includes an application.
19	FEES AND EXPENSES
19.1	Arrangement fee
The Borrowers shall pay to the Lender on the date of this Agreement a non-refundable arrangement fee in an amount equal to 1 per cent. of the maximum amount of the Loan.
19.2	Costs of negotiation, preparation etc.
The Borrowers shall pay to the Lender on its demand the amount of all costs and expenses (including, without limitation, legal fees) incurred or to be incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (other than any syndications costs).
19.3	Costs of variation, amendments, enforcement etc.
The Borrowers shall pay to the Lender, on the Lender's demand, the amount of all expenses incurred by the Lender in connection with:
(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security;
(d)	the opinion of the independent insurance consultant referred to in paragraph 9 of Part B of Schedule 2 and any opinion referred to in Clause 12.17; or
(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.
There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.
19.4	Documentary taxes
The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender against any claims,

expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.
19.5	Certification of amounts
A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for a manifest error, be prima facie evidence that the amount, or aggregate amount, is due.
20	INDEMNITIES
20.1	Indemnities regarding borrowing and repayment of Loan
The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	an Advance or the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable on demand, within 3 Business Days' from the service of the Lender's written demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6);

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18, and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.
20.2	Breakage costs
Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:
(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any open position arising under this Agreement.

20.3	Miscellaneous indemnities
The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;
(b)	any other Pertinent Matter,
other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence, dishonesty or wilful misconduct of the officers or employees of the Lender.
Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law or any Sanctions.
20.4	Currency indemnity
If any sum due from any Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:
(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment,
the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.
In this Clause 20.4, the "available rate of exchange" means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 20.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
20.5	Certification of amounts
A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due save for a manifest error shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION
21.1	No deductions
All amounts due from the Borrowers under a Finance Document shall be paid:
(a)	without any form of set‑off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.
21.2	Grossing-up for taxes
If a Borrower is required by law to make a tax deduction from any payment:
(a)	that Borrower shall notify the Lender as soon as it becomes aware of the requirement;
(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes
Within one month after making any tax deduction, the Borrowers shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.
21.4	Exclusion of tax on overall net income
In this Clause 21 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on the Lender's overall net income or a FATCA Deduction.
21.5	FATCA information
(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within ten Business Days of a reasonable request by another party to the Finance Documents:
(i)	confirm to that other party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA;

(b)	if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;
(c)	paragraph (a) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality;
Provided however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this paragraph (c),
(d)
if a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then (i) if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party, such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party, and (ii) if that party failed to confirm its applicable "passthru payment percentage" then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

21.6	FATCA Deduction
(a)
Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment.

22	ILLEGALITY, ETC
22.1	Illegality
This Clause 22 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:
(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or
(b)	contrary to, or inconsistent with, any regulation,
for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality
On the Lender notifying the Borrowers under Clause 22.1, the Lender's obligation to make the Loan shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 7.
22.3	Mitigation
If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
23	INCREASED COSTS
23.1	Increased costs
This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:
(a)
the introduction or alteration after the date of this Agreement of a law, a regulation or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)
the implementation or application of or compliance with the Basel II Capital Accord, the Basel III Accord or any other Basel II Regulation or Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Lender or its holding company) in all cases as applicable, the Lender (or a parent company of it) has incurred or will incur an "increased cost".
23.2	Meaning of "increased costs"
In this Clause 23, "increased costs" means:
(a)
an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;
(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement, but not an item attributable to (i) a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or (ii) an item covered by the indemnity for tax in Clause 20.1 or by Clause 21 or (iii) a FATCA Deduction.
For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.
23.3	Payment of increased costs
The Borrowers shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate it for the increased cost.
23.4	Notice of prepayment
If the Borrowers are not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrowers may give the Lender not less than 14 days' notice of its intention to prepay the Loan at the end of an Interest Period.
23.5	Prepayment
A notice under Clause 23.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.
23.6	Application of prepayment
Clause 7 shall apply in relation to the prepayment.
24	SET-OFF
24.1	Application of credit balances
The Lender may, following the occurrence of an Event of Default which is continuing, without prior notice:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from that Borrower to the Lender under any of the Finance Documents; and/or

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.
24.2	Existing rights unaffected
The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).
24.3	No Security Interest
This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.
25	TRANSFERS AND CHANGES IN LENDING OFFICE
25.1	Transfer by Borrower
No Borrower may, without the prior written consent of the Lender, transfer any of its rights, liabilities or obligations under any Finance Document.
25.2	Assignment by Lender
The Lender may, assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of the Borrowers and the Security Parties Provided that no Borrower nor any Security Party will be burdened with any expenses in that respect.
25.3	Rights of assignee
In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender's rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.
25.4	Sub-participation; subrogation assignment
The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.
25.5	Disclosure of information
The Lender may disclose to a potential assignee or sub‑participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.
25.6	Change of lending office
The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:
(a)	the date on which the Borrowers receive the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
25.7	Security over Lender's rights
In addition to the other rights provided to the Lender under this Clause 25, the Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:
(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

26	VARIATIONS AND WAIVERS
26.1	Variations, waivers etc. by Lender
Subject to Clause 26.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any of the Lender's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
26.2	Exclusion of other or implied variations
Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf)

being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
27	NOTICES
27.1	General
Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
27.2	Addresses for communications
A notice by letter or fax shall be sent:
(a)	to the Borrower:	4 Messogiou & Evropis Street 151 24, Maroussi Greece Fax No: +30 211 1804097

(b)	to a Lender:	National Bank of Greece S.A. 2 Bouboulinas Street & Akti Miaouli Piraeus 185 35 Greece Fax No: +30 210 4144120
or to such other address as the relevant party may notify the other.
27.3	Effective date of notices
Subject to Clauses 27.4 and 27.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
27.4	Service outside business hours
However, if under Clause 27.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time,
the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
27.5	Illegible notices
Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
27.6	Valid notices
A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
27.7	English language
Any notice under or in connection with a Finance Document shall be in English.
27.8	Meaning of "notice"
In this Clause 28 "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
28	JOINT AND SEVERAL LIABILITY
28.1	General
All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.
28.2	No impairment of Borrower's obligations
The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;
(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;
(c)	the Lender releasing any other Borrower or any Security Interest created by a Finance Document; or
(d)	any combination of the foregoing.
28.3	Principal debtors
Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.
28.4	Subordination
Subject to Clause 28.5, during the Security Period, no Borrower shall:
(a)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or
(c)	set off such an amount against any sum due from it to any other Borrower; or
(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or
(e)	exercise or assert any combination of the foregoing.
28.5	Borrower's required action
If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 28.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.
29	BAIL IN
29.1	Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
30	SUPPLEMENTAL
30.1	Rights cumulative, non-exclusive
The rights and remedies which the Finance Documents give to the Lender are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
30.2	Severability of provisions
If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
30.3	Counterparts
A Finance Document may be executed in any number of counterparts.
30.4	Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
31	LAW AND JURISDICTION
31.1	English law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
31.2	Exclusive English jurisdiction
Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.
31.3	Choice of forum for the exclusive benefit of the Lender
Clause 31.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.
31.4	Process agent
Each Borrower irrevocably appoints Hill Dickinson Service (London) Limited at its registered office for the time being, presently at Irongate House, Duke's Place, London EC3A 7LP England,to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.
31.5	Lender's rights unaffected
Nothing in this Clause 31 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
31.6	Meaning of "proceedings"
In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE
To:	National Bank of Greece S.A. 2 Bouboulinas & 2 Akti Miaouli Piraeus 185 35 Greece

Attention:	Loans Administration

[●] November 2018
DRAWDOWN NOTICE
1
We refer to the loan agreement (the "Loan Agreement") dated [●] November 2018 and made between ourselves, as Borrowers, and yourselves, as Lender, in connection with a facility of up to US$15,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow [Advance A][Advance B] as follows:
(a)	Amount: US$[●];
(b)	Drawdown Date: [●] November 2018;
(c)	[Duration of the first Interest Period shall be [●] months;] and
(d)	Payment instructions: account in our name and numbered [●] with [●] of [●].
3	We represent and warrant that:
(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the above Advance [s].
4	This notice cannot be revoked without the prior consent of the Lender.
[Name of Signatory]
…………………………………
Director
for and on behalf of
PANTELIS SHIPPING CORP.
ARETI SHIPPING LTD.
LIGHT SHIPPING LTD

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 8.1(a) required before service of the first Drawdown Notice.
1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.
2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.
3
Copies of resolutions of the shareholders and directors of each Borrower and each Security Party (and in the case of the Guarantor resolutions of its directors only) authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers to give any Drawdown Notice and other notices under this Agreement and, in respect of Borrower C ratifying the execution of the MOA.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower or a Security Party.
5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.
6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts and the Retention Account.
7	The Material Adverse Change Letter duly signed by the Borrowers and countersigned by the Guarantor.
8
One valuation of each Ship (at the cost of the Borrowers), addressed to the Lender, stated to be for the purposes of this Agreement and dated not earlier than 15 days before the Drawdown Date from an Approved Broker appointed by the Lender and prepared in accordance with Clause 14.5 which show a value for that Ship in an amount acceptable to the Lender.

9	A copy of the MOA and all amendments and supplements thereto and of all documents signed or issued by each of Borrower C and the Seller (or any of them) under or in connection with the MOA.
10
Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the Seller of the MOA and of all documents to be executed by the Seller thereunder.

11
All documentation required by the Lender in relation to the Borrowers and any Security Party pursuant to the Lender's "know your customer" requirements (including, without limitation, evidence of beneficial ownership in such form as the Lender may require).

12	Written confirmation that the agent for service of process named in Clause 31 will accepted its appointment.

13	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B
The following are the documents referred to in Clause 8.1(b) required before the Drawdown Date of an Advance.
1	A duly executed original of each Mortgage, General Assignment, the Retention Account Pledge, (and of each document to be delivered by each of them).
2	A duly executed original of each Deed of Release (together with any document to be delivered under it).
3
Evidence that the Borrower's Equity Portion in respect of the Existing Indebtedness and the Acquisition Cost, as the case may be, has been received by the Lender, the Existing Lender, or the Seller (as applicable).

4	Evidence that all outstanding Existing Indebtedness under the Existing Agreements has been duly paid.
5	Documentary evidence that each Ship is:
(a)
in the case of Ship C, unconditionally delivered by the Seller to, and accepted by, Borrower C under the MOA, and the full Acquisition Cost  has been duly paid (together with a copy of each of the documents to be delivered by the Seller to Borrower C under the MOA (including, without limitation, a copy of the bill of sale evidencing the purchase price);

(b)	in the case of Ship A and Ship B, definitively and permanently registered in the name of the relevant Borrower under the Approved Flag;
(c)	is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;
(d)
maintains the highest available class with such first class classification society which is a member of IACS as the Lender may approve free of all overdue recommendations and conditions affecting class; and

(e)	insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.
6
Documentary evidence that the Mortgage relating to each Ship has been duly registered against that Ship as a valid first preferred or, as the case may be, first priority ship mortgage in accordance with the laws of the Approved Flag.

7	Documents establishing that each Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:
(a)	a duly executed original of each Manager's Undertaking relating to that Ship; and
(b)	copies of the Approved Manager's Document of Compliance and of the Ship's Safety Management Certificate for the Relevant Ship and ISSC for that Ship.
8	If a Ship is subject to an Approved Charter:
(a)	a certified true copy of the Approved Charter; and

(b)	a duly executed original of the Charter Assignment.
9	Evidence satisfactory to the Lender that the Minimum Liquidity amount is standing to the credit of each Earnings Account pursuant to Clause 11.5.
10
A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Ships as the Lender may require.

11
Favourable legal opinions (at the cost of the Borrowers) from lawyers appointed by the Lender on such matters concerning the laws of Liberia, the Marshall Islands, Cyprus and such other relevant jurisdictions as the Lender may require.

12	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.
Each of the documents specified in paragraphs 2, 3, 5 and 9 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrowers or a lawyer.

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE
To:	National Bank of Greece S.A. 2 Bouboulinas & 2 Akti Miaouli Piraeus 185 35 Greece

[●] 201[●]
Dear Sirs,
We refer to:
(a)	a loan agreement dated [●] 2018 (the "Loan Agreement") made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $15,000,000; and
(b)	a guarantee dated [●] 2018 (the "Guarantee") made between the Guarantor and yourselves.
Words and expressions defined in the Loan Agreement and the Guarantee shall have the same meaning when used in this compliance certificate.
The Borrowers and the Guarantor represent that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].  In addition as of [●], the Borrowers and the Guarantor each confirm compliance with the [list here any other financial covenants which are applicable to the relevant transaction], of the Loan Agreement for the [6-month] period ending on the date of this certificate.
We now certify that, as at [●]:
(a)	the ratio set out in clause 14.1 is at [●●] per cent.;
(b)	the aggregate of all Cash is [●]. Such amount [does][not] equal less than $300,000 in respect of each Fleet Vessel;
(c)	the Market Value Adjusted Net Worth is $[●]; and
(d)	the Leverage Ratio is [●] per cent.
This certificate shall be governed by, and construed in accordance with, English law.

Chief Financial Officer	Director
for and on behalf of	for and on behalf of
EURODRY LTD.	PANTELIS SHIPPING CORP.

Director	Director
for and on behalf of	for and on behalf of
ARETI SHIPPING LTD.	LIGHT SHIPPING LTD

EXECUTION PAGE

BORROWERS

SIGNED by	)
STEFANIA KARMIRI	)	/s/ Stefania Karmiri
being an attorney-in-fact	)
for and on behalf of	)
PANTELIS SHIPPING CORP.	)
in the presence of:	)
Emmanouil Pontikis	)	/s/Emmanouil Pontikis

SIGNED by	)
STEFANIA KARMIRI	)	/s/ Stefania Karmiri
being an attorney-in-fact	)
for and on behalf of	)
ARETI SHIPPING LTD	)
in the presence of:	)
Emmanouil Pontikis	)	/s/Emmanouil Pontikis

SIGNED by	)
STEFANIA KARMIRI	)	/s/ Stefania Karmiri
being an attorney-in-fact	)
for and on behalf of	)
LIGHT SHIPPING LTD	)
in the presence of:	)
Emmanouil Pontikis	)	/s/Emmanouil Pontikis

LENDER

SIGNED by	)
M. Maniatakou	)	/s/M. Maniatakou
Amalia Kafka	)	/s/Amalia Kafka
for and on behalf of	)
NATIONAL BANK OF GREECE S.A.	)
in the presence of:	)
Emmanouil Pontikis	)	/s/Emmanouil Pontikis